Exhibit 99.1

ANACOR PHARMACEUTICALS REPORTS FIRST QUARTER 2016 FINANCIAL RESULTS

Palo Alto, CA — May 10, 2016 — Anacor Pharmaceuticals, Inc. (NASDAQ:ANAC) today announced its financial results for the quarter ended March 31, 2016.

“This is an exciting time for Anacor. In January 2016, we submitted our NDA for crisaborole topical ointment, 2%, to the FDA ahead of schedule.  The FDA has accepted the crisaborole NDA for review with a PDUFA goal date of January 7, 2017. We believe there is a significant unmet medical need for a novel non-steroidal topical anti-inflammatory treatment option for patients suffering with mild-to-moderate atopic dermatitis, and we look forward to working with the FDA during the regulatory review process,” said Paul L. Berns, Anacor’s Chairman and Chief Executive Officer.  “We believe that we are well positioned to execute our commercial strategy in support of the launch of crisaborole, if approved, in the U.S.”

Recent Highlights and Developments

•                  On March 22, 2016, we announced that the U.S. Food and Drug Administration (“FDA”) accepted for review Anacor’s New Drug Application (“NDA”) seeking approval of crisaborole topical ointment, 2%, a novel non-steroidal topical anti-inflammatory phosphodiesterase-4 (PDE-4) inhibitor in development for the potential treatment of mild-to-moderate atopic dermatitis in children and adults.  The Prescription Drug User Fee Act (“PDUFA”) goal date is January 7, 2017 for the completion of the FDA’s review.

•                  On April 6, 2016, we issued and sold $287.5 million aggregate principal amount of 2.00% Convertible Senior Notes due 2023 (the “2023 Convertible Senior Notes”) in a private placement exempt from registration under the Securities Act of 1933 (including $37.5 million aggregate principal amount of 2023 Convertible Senior Notes issued upon the exercise in full of the over-allotment option granted to the initial purchasers of the 2023 Convertible Senior Notes).  We received total net proceeds from the sale of the 2023 Convertible Senior Notes of approximately $278.9 million, after deducting the initial purchasers’ fees.  We used approximately $16.1 million of such net proceeds to fund the cost of the capped call transactions that we entered into in connection with the pricing of the 2023 Convertible Senior Notes and the full exercise of the over-allotment option, and intend to use the remaining net proceeds for general corporate purposes.

Selected Financial Results for the Quarter Ended March 31, 2016

Distribution and commercialization agreement revenue for the first quarter of 2016 was $14.7 million, compared to $12.1 million for the first quarter of 2015.  For the three months ended March 31, 2016, we recognized $13.0 million of gross profit sharing revenue under our distribution and commercialization agreement (the “Sandoz Agreement”) with Sandoz Inc. (“Sandoz”), which represents the minimum gross profit sharing payment to which we are entitled in respect of such period under the Sandoz Agreement, $0.9 million in revenue from product sales of KERYDIN to Sandoz and $0.8 million in revenue from the amortization of upfront payments.  For the three months ended March 31, 2015, we recognized $10.1 million of the $25.0 million launch payment made to us by Sandoz in January 2015 based upon gross profits on sales of KERYDIN during the first quarter of 2015, as reported to us by Sandoz, $1.2 million from product sales of KERYDIN to Sandoz and $0.8 million from the amortization of upfront payments. The increase in revenue from gross profit sharing payments recognized in the first quarter of 2016 relative to the same period in the prior year is a result of the application of the minimum gross profit sharing payment provisions of the Sandoz Agreement and does not represent an increase in our share of gross profits on sales of KERYDIN.

Research contracts revenue for the first quarter of 2016 was $2.8 million, compared to $3.2 million for the first quarter of 2015.  The decrease from the first quarter of 2015 was primarily due to the expiration of our research agreement with the U. S. Department of Defense, Defense Threat Reduction Agency (“DTRA”) in November 2015, partially offset by increases in revenue under our agreement with The Bill & Melinda Gates Foundation (the “Gates Foundation”) and research performed under other agreements, including those relating to our neglected disease programs, and government grants.

Cost of goods sold for KERYDIN finished drug product released to Sandoz during the first quarter of 2016 was $0.9 million, compared to $0.8 million for the first quarter of 2015.

Research and development expenses for the first quarter of 2016 were $19.4 million, compared to $18.2 million for the first quarter of 2015.  The increase from the prior year quarter was primarily due to increases in costs for our crisaborole program, KERYDIN program, Gates Foundation program and other research programs (including neglected disease initiatives and early-stage research programs), which were partially offset by decreases in costs relating to our DTRA program.

Selling, general and administrative expenses for the first quarter of 2016 were $12.2 million, compared to $8.1 million for the first quarter of 2015.  The increase from the prior year quarter was primarily due to increases in launch preparation activities, stock-based compensation expense, salaries and benefits associated with additional personnel, professional service fees and other expenses. We expect that selling, general and administrative expenses will continue to increase in 2016 compared to prior year periods as we expand our operating capabilities and, in particular, as we develop a commercial infrastructure in preparation for the potential approval and launch of crisaborole in the United States.

Net loss for the first quarter of 2016 was $16.1 million, compared to a net loss of $13.0 million for the first quarter of 2015. Basic and diluted net loss per share were $0.36 for the first quarter of 2016, compared to basic and diluted net loss per share of $0.30 for the first quarter of 2015.

Cash, cash equivalents and investments totaled $137.9 million as of March 31, 2016, compared to $144.4 million as of December 31, 2015.  Balances as of March 31, 2016 and December 31, 2015 included cash and cash equivalents of $25.0 million and $53.7 million, short-term investments of $110.6 million and $87.9 million and restricted investments of $2.2 million and $2.8 million, respectively.

Conference Call and Webcast

Anacor will host a conference call at 5:00 a.m. PT / 8:00 a.m. ET today, during which management will discuss Anacor’s financial results and recent developments. The call may be accessed by dialing (877) 291-1367 (domestic) and (914) 495-8534 (international) five minutes prior to the start of the call.  The call will also be webcast live and can be accessed on the Events and Presentations page, under Investors, on Anacor’s website at www.anacor.com and will be available for three months following the call.

About Anacor Pharmaceuticals

Anacor is a biopharmaceutical company focused on discovering, developing and commercializing novel small-molecule therapeutics derived from its boron chemistry platform.  Anacor’s first approved product, KERYDIN® (tavaborole) topical solution, 5%, is an oxaborole antifungal approved by the U.S. Food and Drug Administration in July 2014 for the topical treatment of onychomycosis of the toenails.  In July 2014, Anacor entered into an exclusive agreement with Sandoz Inc., a Novartis company, pursuant to which PharmaDerm, the branded dermatology division of Sandoz, distributes and commercializes KERYDIN in the United States.  In September 2014, PharmaDerm launched KERYDIN.  Anacor’s lead product development candidate is crisaborole topical ointment, 2%, a novel non-steroidal topical anti-inflammatory PDE-4 inhibitor in development for the potential treatment of mild-to-moderate atopic dermatitis and psoriasis.  Beyond KERYDIN and crisaborole, Anacor has discovered three investigational compounds that it has out-licensed for further development. Anacor also has a pipeline of other internally discovered topical and systemic boron-based compounds in early stages of research and development. For more information, visit www.anacor.com.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding KERYDIN® (tavaborole) topical solution, 5%, and Anacor’s product development candidates, the timing of the potential approval of Anacor’s product development candidates, the commercial success of KERYDIN and the timing and potential commercial success of Anacor’s product development candidates.  These statements constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “may,” “might,” “will,” “should,” “estimate,” “project,” “plan,” “anticipate,” “expect,” “intend,” “outlook,” “believe” and other similar expressions are intended to identify forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release, and Anacor undertakes no obligation to update any forward-looking statement except as required by law. These forward-looking statements are based on estimates and assumptions by Anacor’s management that, although believed to be reasonable, are inherently uncertain and subject to a number of risks.  The following represent some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by Anacor’s forward-looking statements: the successful commercialization of KERYDIN pursuant to Anacor’s distribution and commercialization agreement with Sandoz Inc.; any issues, delays or failures arising as a result of Anacor’s studies relating to Anacor’s product development candidates; the outcome, timing and cost of regulatory approvals, and content of approved labeling for Anacor’s product development candidates, including any delay or failure by the U.S. Food and Drug Administration to approve crisaborole; Anacor’s ability to timely and successfully launch, either alone or with a partner, crisaborole, if approved; the impact of general economic, industry, market or political conditions; and the other risks and uncertainties identified in Anacor’s periodic filings, including Anacor’s Annual Report on Form 10-K for the year ended December 31, 2015.

ANACOR PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

	Three Months Ended March 31,
	2016	2015
	(unaudited)
Revenues:
Distribution and commercialization agreement	$14,707	$12,069
Research contracts	2,828	3,195
Total revenues	17,535	15,264

Operating expenses:
Cost of goods sold (1)	929	754
Research and development (1)	19,358	18,161
Selling, general and administrative (1)	12,169	8,145
Total operating expenses	32,456	27,060

Loss from operations	(14,921)	(11,796)
Interest income	204	192
Interest expense	(1,430)	(1,357)
Net loss	$(16,147)	$(12,961)
Net loss per share — basic and diluted	$(0.36)	$(0.30)
Weighted-average number of shares used in calculating net loss per share — basic and diluted	44,871,503	43,432,034

(1)   Includes the following stock-based compensation expenses:

Cost of goods sold	$29	$63
Research and development expenses	$2,010	$1,550
Selling, general and administrative expenses	$3,293	$2,368

ANACOR PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(in thousands)

	March 31, 2016	December 31, 2015 (1)
	(unaudited)
Cash, cash equivalents and investments (2)	$137,860	$144,438
2021 Convertible Senior Notes, net (3)	62,255	61,276
Accumulated deficit	(294,987)	(278,840)
Total stockholders’ equity	44,584	52,290

(1)         Derived from the audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

(2)         Balances as of March 31, 2016 and December 31, 2015 included cash and cash equivalents of $25.0 million and $53.7 million, short-term investments of $110.6 million and $87.9 million and restricted investments of $2.2 million and $2.8 million, respectively.

(3)         The Company separately accounts for the debt and equity components of the 2.00% Convertible Senior Notes due 2021 (the “2021 Convertible Senior Notes”).  At March 31, 2016 and December 31, 2015, the net carrying amount of the liability component was $62.3 million and $61.3 million, respectively, and the unamortized amount of the liability component was $27.9 and $28.9 million, respectively.  The aggregate outstanding principal amount of the 2021 Convertible Senior Notes was $90.2 million as of March 31, 2016 and December 31, 2015.

Company Contacts:

Anacor Pharmaceuticals, Inc.

Graeme Bell

Executive Vice President and Chief Financial Officer

650.543.7516

DeDe Sheel

Senior Director, Investor Relations & Corporate Communications

650.543.7575